FOR IMMEDIATE RELEASE:
Contact:
Thomas R. Quinn, Jr.
President & CEO
Phone 717.530.2648
77 East King Street | Shippensburg PA

Orrstown Bank Names Jeffrey M. Seibert EVP/Chief Operating Officer

SHIPPENSBURG, PA (August 14, 2012) Orrstown Financial Services, Inc. (NASDAQ: ORRF) announced today that Jeffrey M. Seibert has joined Orrstown Bank as EVP / Chief Operating Officer.

Mr. Seibert will have responsibility for the Commercial Sales team, Commercial Credit functions, and the Special Assets Group. Mr. Seibert is a long time resident of south central Pennsylvania and, following graduation from Messiah College, spent the next 13 years at Farmers Bank and Trust Company, Hanover.  He began as a Management Trainee and progressed through roles of increasing responsibility prior to joining Peoples State Bank in 1994.  He worked for Peoples, and its successor, CommunityBanks of Harrisburg as senior Lender, Chief Credit Officer, and Managing Director of Banking Services.  When CommunityBanks was acquired by Susquehanna Bancshares, Mr. Seibert served as Chief Operating Officer of Susquehanna Bank, PA, Managing Director of Commercial Banking, and finally President of the Pennsylvania Division.

Thomas R. Quinn, Jr., President & Chief Executive Officer, commented, “We are extremely pleased to welcome Mr. Seibert to the team. His significant experience at both community banking and regional financial institutions will enable him to make an immediate positive impact at Orrstown Bank.”

About the Company:

With approximately $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

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